Exhibit 23.4
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-158769) and Form S-8 (Nos. 333-190328, 333-144148, 333-172788, and 333-183186) of Handy & Harman Ltd., of our report dated October 15, 2013, with respect to the consolidated balance sheet of ModusLink Global Solutions, Inc. and subsidiaries as of July 31, 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended July 31, 2013, which report appears in the December 31, 2014 annual report on Form 10-K of Handy & Harman Ltd.

/s/ KPMG LLP

Boston, Massachusetts
February 27, 2015